Exhibit 16.1

FORM 8-K ATTACHMENT – CHANGE OF ACCOUNTANTS’ LETTER

September 24, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Sarcos Technology and Robotics Corporation under Item 4.01 of its Form 8-K dated September 30, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Sarcos Technology and Robotics Corporation contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp